Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-245682 on Form S-3 and Registration Statement Nos. 333-122934, 333-167016, 333-232165 and 333-259036 on Form S-8 and of our reports dated February 28, 2023, relating to the financial statements of WEX Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 28, 2023